360 Funds 485BPOS

Exhibit 99.(h)(8)(i)

SCHEDULE A-1

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

360 Funds (the “Trust”) and

M3Sixty Capital, LLC

Amended January 28, 2026

This Agreement relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
M3Sixty Small Cap Growth Fund	0.99%	August 24, 2023	June 30, 2026
M3Sixty Income and Opportunity Fund	1.95%	September 25, 2024	March 31, 2027

IN WITNESS OF WHICH, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in Schedule A above.

360 Funds	M3Sixty Capital, LLC

By:	/s/ Randall Linscott	By:	/s/ Tony DeMarino

Name:	Randall Linscott	Name:	Tony DeMarino

Title:	President	Title:	CEO